Wellesley Bancorp, Inc. Reports Record Results for the Three and Nine Months Ended September 30, 2018

WELLESLEY, Mass., Oct. 25, 2018 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $1.6 million and $4.4 million for the three and nine months ended September 30, 2018, respectively. These results compare to net income of $1.2 million and $3.0 million for the three and nine months ended September 30, 2017, respectively. The results for the quarter represent an increase of 33.5% as compared to the prior year third quarter results. Diluted earnings per share were $0.62 and $1.77 for the three and nine months ended September 30, 2018, respectively. Total assets were $836.9 million at September 30, 2018, an increase of $31.5 million, or 3.9%, from December 31, 2017. Net loans increased $33.7 million, funded by an increase in deposits of $53.8 million.

Thomas J. Fontaine, President and Chief Executive Officer, said, "I am satisfied with our third quarter performance. We had good deposit growth in a very competitive market. Our focus on loan growth remains measured: protecting credit quality and net interest margin."

Third Quarter Earnings

Net income totaled $1.6 million for the quarter ended September 30, 2018; an increase of 33.5%, as compared to $1.2 million for the quarter ended September 30, 2017. Several factors contributed to the increase; net interest income and non-interest income increased and the provision for loan losses and taxes decreased, partially offset by an increase in non-interest expenses.

Net Interest Income. Net interest income increased $456 thousand, or 7.8%, to $6.3 million for the quarter ended September 30, 2018, as compared to the quarter ended September 30, 2017. This increase was driven primarily by the increase in the average balances and rates of our loan portfolio, partially offset by higher interest expense from the increases in average balances and rates on deposits and higher rates on borrowings. The yield on earning assets for the quarter ended September 30, 2018 was 4.15%, an increase of 23 basis points from the comparable quarter in 2017. Deposit and borrowing costs were 1.43% for the third quarter 2018, compared to 1.00% for the third quarter 2017. The net interest margin was 3.02% for the 2018 third quarter, compared to 3.12% for the comparable 2017 quarter.

Loan Loss Provision. Provision expense was $130 thousand for the quarter ended September 30, 2018, a decrease of $120 thousand from the comparable quarter in 2017. Reasons for the lower provision include slower loan growth and a change in loan mix from 2017.

Non-interest Income. Non-interest income totaled $561 thousand for the quarter ended September 30, 2018, an increase of $57 thousand, or 11.3%, compared to the prior year period. Wealth management fees increased $93 thousand, or 29.6%, compared to the quarter ended September 30, 2017, primarily due to an increase in assets under management. Total assets under management at the Bank's subsidiary, Wellesley Investment Partners, including the Bank's investment portfolio, were $435.7 million at September 30, 2018, as compared to $346.8 million at September 30, 2017. Other customer related fees were lower offsetting the above mentioned increases.

Non-interest Expense. Non-interest expense totaled $4.6 million for the three months ended September 30, 2018, compared to $4.2 million for the three months ended September 30, 2017, an increase of $418 thousand. Salaries and employee benefits increased $252 thousand due to annual merit and benefit cost increases and three additional employees. Occupancy and equipment cost increased $98 thousand as a result of the consolidation and relocation of business operations to new office space and annual rent adjustments. Data processing costs increased $35 thousand and advertising increased $21 thousand attributable to expanding business volumes and operations.

Income Tax Provision. Income tax provision decreased by $176 thousand in the third quarter 2018 as compared to 2017, associated with the change in the federal corporate tax rate from 34.0% to 21.0%. Our effective tax rate for the three months ended September 30, 2018 was 26.6% compared to 38.9% in 2017.

Year to Date Earnings

Net income for the nine months ended September 30, 2018 increased $1.4 million, or 47.9%, to $4.4 million compared to net income of $3.0 million for the nine months ended September 30, 2017. The increase is due to increased net interest income and non-interest income partially offset by higher non-interest expenses and provision for loan losses. The decrease in the federal tax rate also contributed to the growth in net income.

Net Interest Income. Net interest income increased $1.8 million, or 10.9%, to $18.4 million for the nine months ended September 30, 2018, as compared to $16.6 million in the comparable 2017 period. The increase was largely due to increased loan income resulting from growth in our portfolio partially offset by higher deposit costs. Our earning asset yield was 4.09% in the nine month period ended September 30, 2018 as compared to 3.94% in the 2017 period, an increase of 15 basis points. Deposit and borrowing costs increased 33 basis points to 1.30% in the current period from 0.97% for the 2017 period driven by the increases in general market rates. The net interest margin was 3.06% for the 2018 nine month period, compared to 3.16% for the 2017 period.

Loan Loss Provision. Provision expense was $390 thousand for the nine months ended September 30, 2018, an increase of $18 thousand associated with the current loan mix, management's estimate of loan losses, as well as the continued growth in the loan portfolio.

Non-interest Income. Non-interest income totaled $1.8 million, an increase of $311 thousand, or 21.1%, as income from wealth management fees in 2018 increased $291 thousand compared to 2017 due to an increase in assets under management. Customer service fees increased by $21 thousand due to increasing volumes of ATM interchange and wire transfers.

Non-interest Expense. For the nine months ended September 30, 2018, non-interest expenses increased $951 thousand to $13.7 million, as compared to $12.8 million in 2017. Salaries and employee benefits increased $556 thousand, or 7.4%, attributable to annual salary merit and employee benefit increases and additions to staff. Occupancy and equipment cost increased $114 thousand as a result of the consolidation and relocation of business operations to new office space and annual rent adjustments. FDIC insurance costs increased $39 thousand based on growth and higher assessment balances. Professional fees increased $25 thousand, as a result of increased training and corporate legal expenses. Data processing expense increased $83 thousand and other general administrative costs increased $134 thousand due to expanding business volumes and operations.

Income Tax Provision. Income tax provision decreased by $275 thousand for the nine months ended September 2018 as compared to 2017, associated with the change in the federal corporate tax rate from 34.0% to 21.0%. Our effective tax rate for the nine months ended September 30, 2018 was 26.9% compared to 38.9% in 2017.

Balance Sheet Growth

Total assets were $836.9 million at September 30, 2018, representing an increase of $31.5 million compared to $805.4 million at December 31, 2017. The increase was primarily related to an increase in the loan portfolio. Total liabilities increased $27.7 million due to deposits increasing $53.8 million, partially offset by a decrease in total borrowings of $25.3 million as compared to December 31, 2017.

Loans. Gross loans totaled $726.6 million at September 30, 2018, an increase of $34.1 million, or 4.9%, as compared to December 31, 2017. Residential mortgage loans increased $42.6 million to $372.6 million at September 30, 2018, due to growth in both our adjustable-rate and fixed-rate mortgage portfolio. Similarly, home equity loans increased $2.2 million to $38.6 million. Commercial real estate loans increased $11.0 million to $149.8 million. Commercial and industrial loans decreased $11.1 million, or 16.4%, due to a large payoff of a non-deposit relationship loan in the first quarter 2018. Construction loans decreased $10.5 million to $109.5 million at September 30, 2018, compared to $120.0 million at December 31, 2017, associated with the successful completion and payoff of several construction loan projects.

Deposits. Deposits increased $53.8 million to $670.5 million at September 30, 2018. Demand deposits and NOW accounts increased $28.2 million, or 19.9%, to $170.0 million as growth was realized in both retail and commercial accounts. Money market accounts increased $23.3 million to $166.3 million at September 30, 2018. Certificates of deposit increased $19.2 million, or 8.2%, to $252.5 million. Savings account balances decreased $16.9 million to $81.6 million at September 30, 2018.

Borrowings. Total borrowings, consisting entirely of advances from the FHLB, decreased $25.3 million from $115.2 million at December 31, 2017 to $89.9 million at September 30, 2018 a part of management's strategy to pay down wholesale borrowings.

Stockholders' Equity. Stockholders' equity increased $3.8 million to $63.0 million, primarily due to earnings, partially offset by a decrease in the fair value of available-for-sale securities and dividends paid during the nine month period. At September 30, 2018, the Company's ratio of stockholders' equity-to-total assets was 7.53%, compared to 7.36% at December 31, 2017.

About Wellesley Bancorp

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and non-profit organizations. The bank has six full-service banking offices in Wellesley, Newton, Needham and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 106 years.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended September30,		Nine Months Ended September30,
	2018	2017	2018	2017
Interest and dividend income:
Interest and fees on loans and loans held for sale	$ 7,941	$ 6,747	$ 22,702	$ 19,079
Other interest and dividend income	675	558	1,916	1,578
Total interest and dividend income	8,616	7,305	24,618	20,657
Interest expense	2,343	1,488	6,238	4,090

Net interest income	6,273	5,817	18,380	16,567
Provision for loan losses	130	250	390	372

Net interest income, after provision for loan losses	6,143	5,567	17,990	16,195

Total non-interest income	561	504	1,785	1,474

Non-interest expenses:
Salaries and employee benefits	2,660	2,408	8,074	7,518
Occupancy and equipment	782	684	2,201	2,087
Data processing	265	230	734	651
FDIC insurance	150	150	486	447
Professional fees	159	192	572	547
Other general and administrative	566	500	1,666	1,532
Total non-interest expenses	4,582	4,164	13,733	12,782

Income before income taxes	2,122	1,907	6,042	4,887
Provision for income taxes	565	741	1,628	1,903

Net income	$ 1,557	$ 1,166	$ 4,414	$ 2,984

Other Data:
Return on average assets (1)	0.74%	0.61%	0.72%	0.56%
Return on average equity (1)	9.83%	7.84%	9.62%	6.93%
Net interest margin (1)	3.02%	3.12%	3.06%	3.16%
Earnings per common share:
Basic	$0.65	$0.49	$1.84	$1.26
Diluted	$0.62	$0.48	$1.77	$1.22
Weighted average shares outstanding:
Basic	2,408,091	2,370,623	2,398,671	2,364,449
Diluted	2,511,241	2,454,198	2,499,093	2,448,558
Stockholders' equity to total assets at end of period	7.53%	7.67%	7.53%	7.67%
Book value per common share at end of period	$24.96	$23.69	$24.96	$23.69
Effective tax rate	26.63%	38.86%	26.94%	38.94%
Nonperforming loans to total loans at end of period	0.17%	0.09%	0.17%	0.09%

(1) Three and nine month periods annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (Dollars in thousands) (Unaudited)

	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$ 24,303	$ 28,562
Securities available for sale, at fair value	67,651	66,486
Federal Home Loan Bank of Boston stock, at cost	5,466	5,937
Loans held for sale	698	--

Loans	726,593	692,455
Less allowance for loan losses	(6,543)	(6,153)
Loans, net	720,050	686,302

Bank-owned life insurance	7,710	7,535
Premises and equipment, net	3,604	3,470
Other assets	7,389	7,103

Total assets	$ 836,871	$ 805,395

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing	$ 131,836	$ 104,346
Interest-bearing	538,667	512,396
Total deposits	670,503	616,742

Short-term borrowings	27,500	38,000
Long-term debt	62,357	77,174
Subordinated debt	9,825	9,802
Accrued expenses and other liabilities	3,664	4,432
Total liabilities	773,849	746,150

Stockholders' equity	63,022	59,245

Total liabilities and stockholders' equity	$ 836,871	$ 805,395

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550